Exhibit 99.B(10)(d)

SCHEDULE I

TO THE DISTRIBUTION AND SERVICE PLAN

FOR

CLASS C SHARES OF THE

VICTORY PORTFOLIOS

Dated February 26, 2002

This Plan shall be adopted with respect to Class C Shares of the following series of The Victory Portfolios:

	Fund Name	Rate*
1	Victory Diversified Stock Fund	1.00	%**
2	Victory Expedition Emerging Markets Small Cap Fund	1.00	%**
3	Victory Floating Rate Fund	1.00	%**
4	Victory Global Natural Resources Fund	1.00	%**
5	Victory High Income Municipal Bond Fund	1.00	%**
6	Victory High Yield Fund	1.00	%**
7	Victory INCORE Fund for Income	1.00	%**
8	Victory INCORE Investment Quality Bond Fund	1.00	%**
9	Victory INCORE Low Duration Bond Fund	1.00	%**
10	Victory INCORE Total Return Bond Fund	1.00	%**
11	Victory Integrity Discovery Fund	1.00	%**
12	Victory Integrity Mid-Cap Value Fund	1.00	%**
13	Victory Integrity Small/Mid-Cap Value Fund	1.00	%**
14	Victory Integrity Small-Cap Equity Fund	1.00	%**
15	Victory Munder Mid-Cap Core Growth Fund	1.00	%**
16	Victory Munder Multi-Cap Fund	1.00	%**
17	Victory Munder Small Cap Growth Fund	1.00	%**
18	Victory NewBridge Global Equity Fund	1.00	%**
19	Victory NewBridge Large Cap Growth Fund	1.00	%**
20	Victory RS China Fund	1.00	%**
21	Victory RS Emerging Markets Fund	1.00	%**
22	Victory RS Emerging Markets Small Cap Fund	1.00	%**
23	Victory RS Focused Growth Opportunity Fund	1.00	%**
24	Victory RS Focused Opportunity Fund	1.00	%**
25	Victory RS Global Fund	1.00	%**
26	Victory RS Growth Fund	1.00	%**
27	Victory RS International Fund	1.00	%**
28	Victory RS Investors Fund	1.00	%**
29	Victory RS Large Cap Alpha Fund	1.00	%**
30	Victory RS Mid Cap Growth Fund	1.00	%**
31	Victory RS Science and Technology Fund	1.00	%**
32	Victory RS Select Growth Fund	1.00	%**
33	Victory RS Small Cap Equity Fund	1.00	%**
34	Victory RS Small Cap Growth Fund	1.00	%**
35	Victory RS Value Fund	1.00	%**
36	Victory S&P 500 Index Fund	1.00	%**
37	Victory Special Value Fund	1.00	%**
38	Victory Strategic Allocation Fund	1.00	%**
39	Victory Strategic Income Fund	1.00	%**
40	Victory Sycamore Established Value Fund	1.00	%**
41	Victory Tax-Exempt Fund	1.00	%**
42	Victory Trivalent Emerging Markets Small-Cap Fund	1.00	%**
43	Victory Trivalent International Fund—Core Equity	1.00	%**
44	Victory Trivalent International Small-Cap Fund	1.00	%**

*Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class C Shares.

**Of this amount, no more than the maximum amount permitted by NASD Conduct Rules will be used to finance activities primarily intended to result in the sale of Class C shares.

THE VICTORY PORTFOLIOS
By:	/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.
By:	/s/ Michael Policarpo
	Name:	Michael Policarpo II
	Title:	President